Exhibit 10.1

AMENDED STOCK APPRECIATION RIGHT AWARD AGREEMENT

THIS AMENDED STOCK APPRECIATION RIGHT AWARD AGREEMENT (this “Agreement”) is made and entered into as of May 7, 2019 (the “Grant Date”) by and between Ebix, Inc., a Delaware corporation (the “Company”), and Robin Raina (“Participant”) and amends the Stock Appreciation Right Award Agreement entered into by the Company and Participant as of April 10, 2018 (the “April SAR Agreement”).

WHEREAS, on July 15, 2009, the Company and Participant entered into a certain Acquisition Bonus Agreement (the “Bonus Agreement”);

WHEREAS, the Company has disclosed calculations of hypothetical payments due to Participant under the Bonus Agreement (the “Example Calculations”);

WHEREAS, certain claims have been raised in litigation captioned In re Ebix, Inc. Stockholder Litigation, Cons. C.A. No. 8526-VCS (Del. Ch.), in the Delaware Court of Chancery (the “Litigation”) challenging the validity and interpretation of certain terms of the Bonus Agreement and the April SAR Agreement;

WHEREAS, in connection with the Litigation, Participant asserted a cross-claim against the Company seeking reformation of the Bonus Agreement;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to provide an incentive to Participant, as the Company’s Chief Executive Officer, to continue to contribute to the Company’s business, and in the event of any future corporate transaction that results in an Acquisition Event (as herein defined), to reward Participant appropriately for his contributions to the Company, prior to such Acquisition Event, and to further incentivize Participant to maximize the value received by the stockholders of the Company in an Acquisition Event;

WHEREAS, the parties wished to terminate the Bonus Agreement, resolve any uncertainty created by the Litigation, resolve Participant’s cross-claim against the Company and to enter into a new agreement to incentivize Participant to continue to increase the value of the Company and its Common Shares, which was done in the April SAR Agreement;

WHEREAS, the parties to the Litigation negotiated a settlement (the “Litigation Settlement”) that included the changes to the April SAR Agreement that are reflected in this Agreement, including a commitment by Participant to continue to serve and not resign as the Company’s Chief Executive Officer for at least two years after the Litigation Settlement becomes final;

WHEREAS, the Litigation Settlement is subject to approval by the Delaware Court of Chancery;

WHEREAS, this Agreement will become effective and replace the April SAR Agreement upon: (i) Final Approval (as defined in the Stipulation and Agreement of Settlement dated as of January 18, 2019, and agreed to by all parties to the Litigation) by the Delaware Court of Chancery of the Litigation Settlement; (ii) execution of this Agreement by a duly authorized representative of the Company; and (iii) execution of this Agreement by Participant;

WHEREAS, any capitalized term that is used, but not defined, in this Agreement shall have the meaning ascribed to such term in the Ebix, Inc. 2010 Stock Incentive Plan (the “Plan”); and

Exhibit 10.1

WHEREAS, Participant desires to accept such grant of Stock Appreciation Rights from the Company in accordance with all of the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the Company and Participant hereby agree as follows:

1.	Grant of Appreciation Rights.
(a)    The Company hereby grants to Participant 5,953,975 Stock Appreciation Rights with respect to the Common Shares (the “Stock Appreciation Rights”), subject to all of the terms and conditions of this Agreement, having a base value of $7.95 per Share (“Base Price”). Prior to any Acquisition Event, on or before March 31 of each year the Board shall determine whether a shortfall (as determined pursuant to the last sentence of this Section 1(a)) existed as of the end of the immediately preceding fiscal year.  In the event the Board determines that a shortfall existed and Participant is then employed by the Company, the Company shall grant Participant a number of Stock Appreciation Rights (each, a “Shortfall Grant”) sufficient to eliminate such shortfall. Each Shortfall Grant shall be subject to the terms of this Agreement as if granted hereunder and all references herein to Stock Appreciation Rights shall include Stock Appreciation Rights granted as part of the Shortfall Grant. Notwithstanding the foregoing, the Board, in its sole discretion, instead of granting Participant additional Stock Appreciation Rights as a Shortfall Grant, may grant him a number of RSUs or shares of Restricted Stock under the then existing stockholder-approved Company equity incentive plan (each such grant, a “Share Grant”) sufficient to eliminate such shortfall. Each Share Grant will have such terms and conditions as determined by the Board, but shall generally follow the terms of RSU or Restricted Stock awards granted to other executives of the Company at or about the time of such Share Grant; provided no Share Grant shall vest more rapidly than one third prior to the first anniversary of grant and the remainder in eight equal quarterly installments following the first anniversary of grant. A shortfall shall exist if the number of Participant’s Shares is less than 20% of the total of (a) the number of Stock Appreciation Rights, plus (b) the number of outstanding shares reported by the Company in its audited financial statements as of the end of the immediately preceding fiscal year, minus (c) the number of shares paid, awarded or otherwise received by Participant from the Company as compensation after April 10, 2018, including any shares received as a result of Participant exercising stock options granted after April 10, 2018 or the grant or vesting of restricted stock or settlement of RSUs granted to Participant after April 10, 2018, but excluding any shares received as a result of the grant, vesting or settlement of any Share Grants (as defined herein).

(b)    Upon becoming vested in accordance with Section 2, each Stock Appreciation Right shall entitle Participant to receive a cash payment from the Company in accordance with Section 3 equal to the excess, if any, of the Net Proceeds Per Share received in connection with an Acquisition Event over the Base Price.
(c)    “Accrued” with respect to the Stock Appreciations Rights means that Participant has a conditional right to vest in the Stock Appreciation Rights if the Closing Date (as defined herein) occurs more than 180 days after, but no later than the tenth anniversary of, the date that Participant has been involuntarily terminated without Cause, and does not provide Participant with any other rights.
(d)    “Acquisition Event” means the occurrence of any of the following events (or a series of related events) with respect to the Company if the stockholders of the Company immediately prior to the event(s) do not retain immediately after the event(s) (in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event(s)), direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the Company or the entity to which the Company’s assets are transferred: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock

Exhibit 10.1

of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) the acquisition or dissolution of the Company. Notwithstanding the foregoing, an event shall not constitute an Acquisition Event unless it is also a “change in control event” described in Treasury Regulations section 1.409A-3(i)(5)(i).
(e)    “Cause” means any of the following: (a) Participant’s theft, dishonesty, or falsification of Company documents or records; (b) Participant’s improper use or disclosure of the Company’s confidential or proprietary information; (c) Participant’s failure or inability to perform reasonable assigned duties or to abide by the policies of the Company; (d) any material breach by Participant of any employment or contractor agreement between Participant and the Company; or (e) Participant’s conviction (including a plea of guilty or nolo contendere) of any criminal act which impairs Participant’s ability to perform Participant’s duties with the Company.
(f)    “Closing Date” means the date on which an Acquisition Event occurs. An Acquisition Event “occurs” upon the closing of all transactions necessary to consummate such Acquisition Event.
(g)    “Net Proceeds Per Share” shall be the sum of any cash consideration and the Fair Market Value of any securities received or receivable per Share by the stockholders of the Company in or by virtue of the Acquisition Event determined by the Board in its discretion.
(h)    “Participant’s Shares” means the sum of (a) the number of Stock Appreciation Rights, (b) the number of Common Shares deemed by the parties to be owned by the Participant as of the date of this Agreement, which is agreed to be 3,676,540, as adjusted for any stock splits or stock dividends, and (c) the aggregate number of Common Shares subject to, or underlying (if any Share Grants are cash settled), any Share Grants granted prior to the date of determination.
(i) “The Fair Market Value” of any securities received by the Company’s stockholders shall be determined as follows:
(i)    Stock Listed and Shares Traded. If such securities are listed and traded on a national securities exchange (as such term is defined by the Securities Exchange Act of 1934) on the date of determination, the Fair Market Value per share shall be the average of the closing prices of the securities on such national securities exchange, over the twenty (20) trading day period ending three (3) trading days prior to the Closing Date. If such securities are traded in the over-the-counter market, the Fair Market Value per share shall be the average of the closing bid and asked prices on the day immediately prior to the Closing Date.
(ii)    Stock Not Listed. If such securities are not listed on a national securities exchange or, if such securities are traded in the over-the-counter market but there shall be no published closing bid and asked prices available on the date immediately prior to the Closing Date, then the Board shall determine the Fair Market Value of such securities from all relevant available facts, which may include the average of the closing bid and ask prices reflected in the over-the-counter market on a date within a reasonable period either before or after the date of determination, or opinions of independent experts as to value and may take into account any recent sales and purchases of such securities to the extent they are representative.

2.	Vesting of Appreciation Rights.
(a)    If an Acquisition Event occurs, the Stock Appreciation Rights shall vest in full on the Closing Date if Participant is an employee of the Company at such time or his employment with the Company has been involuntarily terminated without Cause within the 180-day period immediately preceding the Closing

Exhibit 10.1

Date. If an Acquisition Event occurs more than 180 days after, but no later than the tenth anniversary of, the date that Participant’s employment has been involuntarily terminated without Cause, the Stock Appreciation Rights shall vest on the Closing Date of an Acquisition Event as follows:
(i)    if Participant’s employment is involuntarily terminated without Cause within one year of the Litigation Settlement becoming Final, 1,000,000 Stock Appreciation Rights shall be deemed Accrued and will vest on the Closing Date;
(ii)    if Participant’s employment is involuntarily terminated without Cause on or after the first anniversary of the Litigation Settlement becoming Final, but before the second anniversary of the Litigation Settlement becoming Final, a total of 1,750,000 Stock Appreciation Rights shall be deemed Accrued and will vest on the Closing Date;
(iii)    if Participant’s employment is involuntarily terminated without Cause on or after the second anniversary of the Litigation Settlement becoming Final, but before the third anniversary of the Litigation Settlement becoming Final, a total of 2,500,000 Stock Appreciation Rights shall be deemed Accrued and will vest on the Closing Date;
(iv)    if Participant’s employment is involuntarily terminated without Cause on or after the third anniversary of the Litigation Settlement becoming Final, but before the fourth anniversary of the Litigation Settlement becoming Final, a total of 3,250,000 Stock Appreciation Rights shall be deemed Accrued and will vest on the Closing Date;
(v)    if Participant’s employment is involuntarily terminated without Cause on or after the fourth anniversary of the Litigation Settlement becoming Final, but before the fifth anniversary of the Litigation Settlement becoming Final, a total of 4,000,000 Stock Appreciation Rights shall be deemed Accrued and will vest on the Closing Date;
(vi)    if Participant’s employment is involuntarily terminated without Cause on or after the fifth anniversary of the Litigation Settlement becoming Final, but before the sixth anniversary of the Litigation Settlement becoming Final, a total of 4,750,000 Stock Appreciation Rights shall be deemed Accrued and will vest on the Closing Date;
(vii)    if Participant’s employment is involuntarily terminated without Cause on or after the sixth anniversary of the Litigation Settlement becoming Final, but before the seventh anniversary of the Litigation Settlement becoming Final, a total of 5,500,000 Stock Appreciation Rights shall be deemed Accrued and will vest on the Closing Date;
(viii)    if Participant’s employment is involuntarily terminated without Cause on or after the seventh anniversary of the Litigation Settlement becoming Final, a total of 5,953,975 Stock Appreciation Rights shall be deemed Accrued and will vest on the Closing Date; and
(ix)    if Participant’s employment is involuntarily terminated without Cause after any Shortfall Grants in the form of Stock Appreciation Rights have been made, 296,025 of those Stock Appreciation Rights shall be deemed Accrued on the seventh anniversary of the Litigation Settlement becoming Final. Any further Stock Appreciation Rights received as a result of Shortfall Grants shall be deemed Accrued at a rate of 750,000 per year beginning on the eighth anniversary of the Litigation Settlement becoming Final until all Stock Appreciation Rights awarded pursuant to Shortfall Grants have been deemed Accrued.

Exhibit 10.1

(b)    If Participant’s employment is involuntarily terminated without Cause prior to all Stock Appreciation Rights (including any Stock Appreciation Rights received as a result of Shortfall Grants) being deemed Accrued, no further Stock Appreciation Rights shall be deemed Accrued after Participant’s employment is involuntarily terminated without Cause. For the avoidance of doubt, all Stock Appreciation Rights will terminate and be forfeited upon termination of Participant’s employment at any time before the Closing Date for any reason other than an involuntary termination of employment without Cause.
(c)    For purposes of this Agreement, an involuntary termination of employment without Cause shall not include a termination of employment due to Participant’s death or total and permanent disability (as determined pursuant to Section 6.11(b) of the Plan).
(d)    Notwithstanding anything set forth in this Agreement or the Plan to the contrary, if the Base Price equals or exceeds the Net Proceeds Per Share as of the Closing Date, then the Stock Appreciation Rights shall automatically be canceled and forfeited without the payment of any consideration to Participant or any other Person in respect thereof.

3.	Settlement of Appreciation Rights.
(a)    Payments with respect to Stock Appreciation Rights shall be made on the same schedule as payments to the holders of the Company’s common stock in respect of the Acquisition Event on or after the Closing Date. Payments with respect to Stock Appreciation Rights shall be payable in cash, provided that Participant shall be entitled to elect to receive payment of all or any portion of the amounts payable with respect to Stock Appreciation Rights in such other consideration as shall be received per Share by the stockholders of the Company in or by virtue of such Acquisition Event. Notwithstanding the foregoing, this provision shall be interpreted and applied so as to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations section 1.409A-3(i)(5)(iv) to the extent required to avoid an accelerated or additional tax under Section 409A of the Code. If Participant dies after the Closing Date, but before receiving all benefits to which he is entitled under this Agreement, Participant’s benefits under this Agreement shall be paid or issued to Participant’s Beneficiary or Beneficiaries (as herein defined) at the time(s) and in the amount(s) provided under this Agreement if Participant had not died. Participant shall, on a form designated by the Company, designate one or more death beneficiaries (each a “Beneficiary”). A Beneficiary designation will be effective only when a signed and dated Beneficiary designation form has been filed with the Company. If Participant is not survived by any Beneficiary, the Company shall distribute Participant’s benefits under this Agreement to the legal representatives of the estate of Participant. Notwithstanding the foregoing, no payment shall be made more than five (5) years after the Closing Date and any payment due after such fifth anniversary shall be forfeited by Participant.
(b)    The Company’s only payment obligation under this Agreement is the payment to Participant for Participant’s Stock Appreciation Rights in accordance with the terms of this Agreement. The Company shall not be obligated to and shall not pay Participant, Participant’s beneficiaries or any other legal representative of Participant’s estate any additional amount for any excise tax imposed on Participant, Participant’s beneficiaries or any other legal representative of Participant’s estate as a result of the Company’s payment for Participant’s Stock Appreciation Rights by Section 4999 of the Code (or any successor provision) or any interest or penalties with respect to such excise tax.

4.	Continued Service Commitment. Participant agrees to continue to serve and not resign as the Company’s Chief Executive Officer for at least two years after the Litigation Settlement becomes Final.
5.Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, and any and all disputes, claims or causes of action (whether in contract, tort, statute or otherwise) directly or indirectly based upon, arising out of or in any way related to this Agreement, or the negotiation, execution, interpretation or

Exhibit 10.1

performance of this Agreement (including any such dispute, claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) (each a “Dispute”), shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. The Court of Chancery of State of Delaware shall be the sole and exclusive forum for any action, suit or proceeding relating to or arising out of any such Dispute (a “Covered Action”), unless the Court of Chancery of the State of Delaware shall determine that it does not have subject matter jurisdiction, in which case, any such Covered Action shall be brought in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware (the “Delaware Courts”). Each party hereto hereby irrevocably and unconditionally (i) agrees not to commence any Covered Action except in such Delaware Courts in accordance with this Section; (ii) consents and submits to the exclusive jurisdiction of, and waives any objection to the laying of venue in, such Delaware Courts and agrees not to plead or otherwise claim that any Covered Action brought therein has been brought in any inconvenient forum; and (iii) waives any right such party may have to a trial by jury in respect of any Covered Action. This Section remains in full force and shall survive the termination of this Agreement as set forth in Section 21 or otherwise.
6.Severability. If it shall be determined by a court of competent jurisdiction that any provision of this Agreement shall be invalid or unenforceable under applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. This Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.
7.No Guarantee of Employment, Service or Payment. Except as otherwise required by applicable law, the existence of this Agreement or the eligibility to receive any payment under this Agreement shall not be deemed to constitute a contract of employment or service between the Company or any of its Affiliates and Participant or to otherwise change the terms of Participant’s employment with the Company. Nothing in this Agreement shall give Participant the right to be retained in the service of the Company or any of its Affiliates or to restrict the right of any of them to discipline or terminate Participant at any time (with or without cause or notice).
8.Nature of the Award. The eligibility to receive payments under this Agreement (a) constitutes a benefit that is extraordinary in nature and shall not provide for any additional direct or indirect allowance under any applicable contract or national collective bargaining agreement, except to the extent required by applicable law; (b) shall not constitute a condition for a future grant of additional similar economic benefits or benefits of another nature; and (c) does not grant to Participant a right to take part in any other incentive systems that may be implemented or any other remuneration of any nature whatsoever.
9.Unfunded Agreement; Participant’s Rights Unsecured and Unfunded. This Agreement is intended to be an unfunded arrangement. All rights of Participant to receive a payment under this Agreement are unfunded and unsecured and neither the Company nor any of its Affiliates is required to set aside money or any other property to fund any obligations under this Agreement, and any amounts that may be so set aside prior to payment under the terms of this Agreement remain the property of the entity setting the amounts aside.
10.Transfer and Assignment; Third Party Rights.
(a)    Subject to the provisions of applicable law, without the prior consent of the Company, no interest of Participant in, or right to receive a benefit or payment under, this Agreement shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind.
(b)    Nothing express or implied in this Agreement is intended or may be construed to give any Person other than Participant any rights or remedies under this Agreement except as agreed in advance by the Company and specifically set forth herein.

Exhibit 10.1

11.
Taxes. To the extent required by applicable law, all payments under this Agreement shall be subject to applicable taxes or social security or national insurance deductions (or similar taxes, deductions or contributions under applicable law). The Company or any of its Affiliates shall have the right to withhold (or require Participant to remit to the Company an amount sufficient to satisfy) all applicable taxes and social security premiums and to make any applicable set-offs they determine to be necessary or desirable in accordance with applicable law in respect of any payments made under this Agreement.

12.Termination of Bonus Agreement and the April SAR Agreement. Upon execution of the April SAR Agreement by a representative of the Company and Participant, the Bonus Agreement was terminated and of no further force and effect whatsoever, and each party relinquished all rights and benefits and terminated all duties and obligations thereunder. The Bonus Agreement remains terminated and of no further force and effect whatsoever, and each party’s rights and benefits remain relinquished and all duties and obligations thereunder remain terminated upon the Litigation Settlement becoming Final. Upon the Litigation Settlement becoming Final, the April SAR Agreement shall be terminated and of no further effect and shall be replaced and superseded in its entirety by this Agreement.
13.Release of Claims. Participant, on behalf of himself and any other Person in respect thereof, hereby fully and unconditionally releases and discharges the Company and all agents, partners, directors, employees, attorneys, successors and assigns, and each of them, from all actions, causes of action, claims, judgments, obligations, damages and liabilities, of whatsoever kind and character, occurring at any time or prior to the date of this release, directly or indirectly based upon, arising out of or in any way related to the Bonus Agreement, or the negotiation, execution, interpretation or performance of the Bonus Agreement, including without limitation, any claim for reformation of the Bonus Agreement.
14.Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Participant: To the Participant’s address in Company’s files.

If to the Company:

Ebix, Inc.
1 Ebix Way
Johns Creek, GA 30097

15.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
16.Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
17.Incorporation of the Terms of the Plan. The Stock Appreciation Rights are not subject to the Plan. However, any provision of the Plan, as it may be amended from time to time, under Articles III, X, XII, XIII and XV and Section 4.3 therein that is not inconsistent with this Agreement is hereby incorporated by reference as if this Agreement was an Award of SARs granted under the Plan. By entering into this Agreement, Participant agrees and acknowledges that Participant has received and read a copy of the Plan as set forth on Exhibit A hereto. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.
18.Entire Agreement; Amendment.
(a)        This Agreement contains all of the terms agreed upon between Participant and the Company with respect to the subject matter hereof between Participant and the Company with respect to the matters contemplated in this Agreement. As set forth in Section 12 of this Agreement, the Bonus Agreement is and shall remain null and void. Without limiting the effect of the foregoing, Participant agrees that the

Exhibit 10.1

April SAR Agreement satisfied and, upon the Litigation Settlement becoming Final and this Agreement becoming effective, this Agreement also satisfies any rights he may have had under any prior understanding or agreement between Participant and the Company with respect to the subject matters described in the Bonus Agreement or herein. Any agreement or rights that Participant might have related to severance, would be in addition to this Agreement and is not being covered by this Agreement.
(b)        Participant and the Company agree that no term, provision or condition of this Agreement shall be held to be altered, amended, changed or waived in any respect except as evidenced by written agreement of Participant and the Company.

19.
Mutual Drafting. The parties hereto are sophisticated, and have each had the opportunity to be represented by counsel of their own choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to either party, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of authorship of this Agreement.

20.Compliance with Section 409A. The Company and Participant agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A of the Code to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.
21.Termination. This Agreement shall terminate automatically upon the occurrence of an Acquisition Event, effective as of the Closing Date, provided that such automatic termination shall not affect the accrual or payment with respect to Stock Appreciation Rights provided for herein with respect to such Acquisition Event or the rights or obligations of the Company or Participant hereunder in respect of such Stock Appreciation Rights.
22.Confidential Information. Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses, which shall have been obtained by Participant during Participant’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Participant or representatives of Participant in violation of this Agreement). After termination of Participant’s employment with the Company, Participant shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition, to the extent that Participant is a party to any other agreement relating to confidential information, inventions or similar matters with the Company, Participant shall continue to comply with the provisions of such agreements. Nothing in this Agreement shall prohibit Participant from (i) disclosing information and documents when required by law, subpoena or court order, (ii) disclosing information and documents to Participant’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, or (iii) retaining, at any time, Participant’s personal correspondence, Participant’s personal contacts and documents related to Participant’s own personal benefits, entitlements and obligations, except where such correspondence, contracts and documents contain confidential information. Notwithstanding anything set forth in this Agreement to the contrary, (i) Participant will not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Participant required to notify the Company regarding any such reporting, disclosure or cooperation with the government, and (ii) no provision contained in this Agreement is intended to conflict with Section 1833(b) of the Defend Trade Secrets Act of 2016 or create liability for disclosures of trade secrets that are expressly allowed by such Section.

Exhibit 10.1

23.Public Announcements. Participant shall consult with the Company before issuing any press release or otherwise making any public statement with respect to the Company or any of its affiliated companies, this Agreement or the transactions contemplated hereby, and Participant shall not issue any such press release or make any such public statement without the prior written approval of the Company, except as may be required by applicable law, rule or regulation or any self-regulatory agency requirements, in which event the Company shall have the right to review and comment upon any such press release or public statement prior to its issuance.
24.Authority. Participant and the Company each has full power and authority to enter into this Agreement, and all necessary resolutions, approvals, and authorizations have been obtained.
25.Acknowledgment of Full Understanding. Participant acknowledges and agrees that: (i) Participant has had adequate opportunity to consult with independent counsel of his own choice, has been advised to do so by the Company and has done so to the extent he deems necessary; (ii) Participant has had adequate opportunity to consider this Agreement and to consult with any other advisor of his own choice, has been advised to do so by the Company and has done so to the extent he deems necessary; (iii) Participant has carefully read this Agreement in its entirety, understands all of the terms herein and is fully aware of its legal effect; (iv) Participant has entered into this Agreement voluntarily and freely based on his own judgment and has not acted in reliance upon any representations or promises not expressly contained herein. The Company acknowledges and agrees that: (i) the Company, including the Board and any committee thereof, has had adequate opportunity to consult with independent counsel of its own choice, has been advised to do so by Participant and has done so to the extent it deems necessary; (ii) the Company, including the Board and any committee thereof, has had adequate opportunity to consider this Agreement and to consult with any other advisor of its own choice, has been advised to do so by Participant and has done so to the extent it deems necessary; (iii) the Company, including the Board and any committee thereof, has carefully read this Agreement in its entirety, understands all of the terms herein and is fully aware of its legal effect; (iv) the Company, including the Board and any committee thereof, has entered into this Agreement voluntarily and freely based on its own judgment and has not acted in reliance upon any representations or promises not expressly contained herein. The Company and Participant acknowledge that following April 10, 2018, the Bonus Agreement is and shall remain null and void, and that the April SAR Agreement contained any and all terms agreed upon between Participant and the Company with respect to the subject matter described therein. The Company and Participant acknowledge that following the date that the Litigation Settlement becomes Final, the April SAR Agreement shall be null and void, and that this Agreement contains any and all terms agreed upon between Participant and the Company with respect to the subject matter described herein. The Company and Participant acknowledge that any prior understandings or agreements with respect to the subject matter described herein that are not contained in this Agreement are hereby superseded by the terms of this Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the Company and Participant have executed and delivered this Agreement as of the year and date first above written.
EBIX, INC.

By: /s/ DARREN JOSEPH

Name: Darren Joseph

Title: Corporate Vice President
PARTICIPANT

Exhibit 10.1

/s/ ROBIN RAINA
Robin Raina

Exhibit A
Ebix, Inc. 2010 Stock Incentive Plan[attached hereto]